EXHIBIT 10.6.5
FINAL
FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
THIS FIFTH AMENDMENT (the “Amendment”), dated March 13, 2009, is entered into by and between PURE EARTH, INC., a Delaware corporation (“Pure Earth”) and all of its wholly owned subsidiaries, including, but not limited to PURE EARTH MATERIALS, INC., a Pennsylvania corporation, PURE EARTH TRANSPORTATION & DISPOSAL, INC., a Delaware corporation, JUDA CONSTRUCTION, LTD., a New York corporation, ECHO LAKE BROWNFIELD, LLC, a Connecticut limited liability company, PEI DISPOSAL GROUP, INC., a Delaware corporation, and PURE EARTH MATERIALS (NJ), INC., a Delaware corporation, (collectively, the “Borrower”), BIO METHODS, LLC, a Delaware limited liability company, PURE EARTH ENVIRONMENTAL, INC., a Connecticut corporation, HFH ACQUISITION CORP., a Delaware corporation, CASIE ECOLOGY OIL SALVAGE, INC., a New Jersey corporation, REZULTZ, INCORPORATED, a New Jersey corporation, MIDATLANTIC RECYCLING TECHNOLOGIES, INC., a Delaware corporation, GEO METHODS, LLC., a Delaware limited liability company, PURE EARTH ENERGY RESOURCES, INC., a Delaware corporation, and NEW NYCON, INC., a Delaware corporation, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.
RECITALS
The Borrower and the Lender are parties to a Credit and Security Agreement dated October 24, 2006 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Credit Agreement unless otherwise specified.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
1. The definition of “Adjusted Net Income” shall be added to Section 1.1 of the Credit Agreement as follows:
“Adjusted Net Income” means Net Income (a) plus the amount of any income taxes accrued and unpaid and deducted in the calculation of Net Income, (b) plus any loss included in the calculation of Net Income arising from (i) Specified Accounts, (ii) the book loss associated with the sale or other divestiture of Equipment that is idle, obsolete, or otherwise not necessary for the current operations of Borrowers’ business, in an aggregate amount per calendar year not to exceed $1,000,000; (iii) GAAP-required adjustments to earnings arising from stock options and warrants, restricted stock awards and other similar items, (iv) goodwill and intangible asset impairments under GAAP, and (iv) non-cash losses attributable to any outstanding interest rate swap obligations; (c) less any gain included in the calculation of Net Income arising from GAAP-required adjustments to earnings arising from stock options and warrants, restricted stock awards and other similar items, (d) less the amount of any income tax benefit included in the calculation of Net Income, and (e) less any non-cash gains attributable to any outstanding interest rate swap obligations.
2. The definition of “Current Maturities of Long Term Debt” shall be added to Section 1.1 of the Credit Agreement as follows:
“Current Maturities of Long Term Debt” means, during a period beginning and ending on designated dates, the amount of Borrower’s long-term debt and capitalized leases (excluding that portion of any capitalized lease obligations allocable to interest expense) which become due during that period.
3. The definition of “Debt Service Coverage Ratio” shall be added to Section 1.1 of the Credit Agreement as follows:
“Debt Service Coverage Ratio” means (a) the sum of (i) Funds from Operations plus (ii) Interest Expense minus (iii) Unfinanced Capital Expenditures, divided by (b) the sum of (i) Current Maturities of Long Term Debt plus (ii) Interest Expense, minus (iii) amounts paid on account of interest or principal from the Susquehanna Reserve.
4. The definition of “Eligible Accounts” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“Eligible Accounts” means all unpaid Accounts of the Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:
(i) That portion of Accounts unpaid 90 days or more after the invoice date;
(ii) That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of set-off or a contra account (to the extent of such claim of set-off or contra account), or which reflect a reasonable reserve for warranty claims or returns;
(iii) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;
(iv) Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;
(v) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);
(vi) Accounts denominated in any currency other than United States dollars;
(vii) Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;
(viii) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
(ix) Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;
(x) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;
(xi) That portion of Accounts that has been restructured, extended, amended or modified;
(xii) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
(xiii) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds fifteen percent (15%) of the aggregate amount of all Accounts (with ineligibility under this subsection limited to such excess);
(xiv) Accounts owed to the Borrower by Civetta Cousins, to the extent that the aggregate balance of such Accounts exceeds $1,250,000 (with ineligibility under this subsection limited to such excess);
(xv) Accounts owed to the Borrower by The Laquila Group;
(xvi) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (x) above; and
(xvii) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole reasonable discretion.”
5. The definition of “Fidus Transaction” shall be added to Section 1.1 of the Credit Agreement as follows:
“Fidus Transaction” means that certain sale and issuance of Series B Preferred Stock by Borrower to Fidus Mezzanine Capital L.P. (“Fidus”) and other transactions contemplated by that certain Investment Agreement among Pure Earth and Fidus dated as of March 4, 2008.
6. The definition of “Floating Rate” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“Floating Rate” means an annual interest rate equal to the sum of the Prime Rate plus two and three quarters percent (2.75%), which interest rate shall change when and as the Prime Rate changes.
7. The definition of “Funds from Operations” shall be added to Section 1.1 of the Credit Agreement as follows:
“Funds from Operations” means for a given period, the sum, without duplication, of (a) Adjusted Net Income, (b) depreciation and amortization, (c) any increase (or decrease) in deferred income taxes, (d) any increase (or decrease) in lifo reserves, and (e) other non-cash items, each as determined for such period in accordance with GAAP.

8. The definition of “Interest Expense” shall be added to Section 1.1 of the Credit Agreement as follows:
“Interest Expense” means for a fiscal year-to-date period, Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expensed (whether or not paid) on all Debt, but specifically excluding dividends (treated as interest under GAAP) paid-in-kind in connection with Series B Preferred Stock issued in the Fidus Transaction, (b) the amortization of debt discounts (excluding debt discounts in connection with the Fidus Transaction), (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense (excluding transaction fees paid in connection with the Fidus Transaction, the Susquehanna Bank Financing and any financing with the Lender), (d) the portion of any capitalized lease obligation allocable to interest expense, and (e) cash dividends actually paid on the Series A Preferred Stock.
9. The definition of “Interest Period” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued or on which a Floating Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to such date that is three months thereafter, as designated by the Borrower, but in no event maturing after the Maturity Date, during which period the outstanding principal balance of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:
(a) No Interest Period may be selected for an Advance for a principal amount less than Five Hundred Thousand Dollars ($500,000) with an initial Advance of not less than One Million Dollars ($1,000,000), and no more than two (2) different Interest Periods may be outstanding at any one time;
(b) If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business Day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month);
(c) No Interest Period applicable to a Revolving Advance may end later than the Maturity Date; and
(d) In no event shall the Borrower select Interest Periods with respect to Advances which, in the aggregate, would require payment of a contracted funds breakage fee under this Agreement in order to make required principal payments.

10. The definition of “LIBOR Advance Rate” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“LIBOR Advance Rate” means an annual interest rate equal to the sum of LIBOR plus three hundred (300) basis points.
11. The definition of “New Equity Account” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“New Equity Account” means the deposit account into which the Borrower has deposited or may deposit the New Equity, specifically, Wells Fargo Bank, N.A. account number 13061585. No other account may contain New Equity.
12. The definition of “Prime Rate” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“Prime Rate” means at any time the greater of (i) five percent (5.00%) or (ii) the rate of interest most recently announced by the Lender at its principal office as its prime rate, with the understanding that the prime rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate. Each change in the rate of interest shall become effective on the date each prime rate change is announced by the Lender.
13. The definition of “Specified Accounts “ and “Specified Matters” shall be added to Section 1.1 of the Credit Agreement as follows:
“Specified Accounts” means those certain accounts due to Borrowers set forth with particularity on Exhibit A to the Fifth Amendment.
“Specified Matters” means those certain matters set forth in a letter dated the date hereof from Borrowers to Lender.
14. The definitions of “Susquehanna Bank Financing” and “Susquehanna Reserve” shall be added to Section 1.1 of the Credit Agreement as follows:
“Susquehanna Bank Financing” means that certain financing transaction more fully described in that certain Term Loan Agreement dated November 12, 2008, among Susquehanna Bank, Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, and Midatlantic Recycling Technologies, Inc..
“Susquehanna Reserve” means the reserve account established at and for the benefit of Susquehanna Bank pursuant to the Susquehanna Bank Financing, into which the borrowers thereunder deposited $720,000, representing the first six monthly payments due in connection with the Susquehanna Bank Financing.
15. The definition of “Tangible Net Worth” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“Tangible Net Worth” means the Book Net Worth less the sum of (i) Intangible Assets (excluding $2,200,000 of the value of permits held by Casie Ecology Oil Salvage, Inc.) and (ii) prepaid expenses in excess of $200,000 not included in Intangible Assets, plus losses recognized by Borrowers that adversely affect the Borrowers’ Book Net Worth arising from (i) Specified Accounts, (ii) the sale or other divestiture of Equipment that is idle, obsolete, or otherwise not necessary for the current operations of Borrowers’ business, in an aggregate amount per calendar year not to exceed $1,000,000, (iii) GAAP-required adjustments to earnings arising from stock options and warrants, restricted stock awards and other similar items and (iv) non-cash losses attributable to any outstanding interest rate swap obligations.
16. The definition of “Unfinanced Capital Expenditures” shall be added to Section 1.1 of the Credit Agreement as follows:
“Unfinanced Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are not financed with borrowed funds and are capitalized on Borrower’s balance sheet.
17. Section 2.6(h) of the Credit Agreement shall be deleted in its entirety.
18. Section 2.7(b) of the Credit Agreement shall be deleted in its entirety and replaced with the following:
(b) Collateral Exam Fees. The Borrower shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s operations or business at the rates established from time to time by the Lender as its collateral exam fees (which fees are currently $1,000 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection.
19. Section 2.7(e) of the Credit Agreement shall be deleted in its entirety and replaced with the following:
(e) Termination and Line Reduction Fees. If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrower terminates or reduces the Credit Facility on a date more than ninety (90) days prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to one percent (1%) of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be).
20. Section 6.2 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
Section 6.2 Financial Covenants.
(a) Minimum Adjusted Net Income. Borrower shall achieve, for each period described below, Adjusted Net Income of not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Minimum Net
Period	Income
Quarter Ending June 30, 2009	$(2,120,000)
Quarter Ending September 30, 2009	$(1,018,000)
(b) Minimum Availability. Borrower shall maintain Availability of not less than $350,000 at all times through June 30, 2009. After June 30, 2009, Borrower shall maintain Availability of not less than $500,000 at all times.
(c) Minimum Debt Service Coverage Ratio. Borrower shall maintain, during each period described below, a cumulative Debt Service Coverage Ratio, determined as at the end of each period, of not less than the ratio set forth for each such period:

Min. Debt
Service
Period	Coverage Ratio
Cumulative six months ending June 30, 2009	.54 to 1.00

Min. Debt
Service
Period	Coverage Ratio
Cumulative nine months ending September 30, 2009	1.25 to 1.00
(d) Minimum Tangible Net Worth. Borrower shall have Tangible Net Worth, determined as of the end of each period, in an amount not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Minimum
Book Net
Period	Worth
Quarter Ending March 31, 2009	$2,864,000
Quarter Ending June 30, 2009	$3,434,000
Quarter Ending September 30, 2009	$3,986,000
(e) Capital Expenditures. The Borrower will not incur or contract to incur unfinanced Capital Expenditures of more than $500,000 in the aggregate during any fiscal year.
21. Section 6.6 of the Credit Agreement shall be amended to delete subsection (e) and amend and restate subsection (d) as follows:.
“(d) Current investments in Casie’s 50%-owned subsidiary, Advanced Catalyst Recycling, LLC (“ACR”), plus additional investments (i) in the form of debt or cash advances, as and to the extent approved in advance by the Lender in writing, or (ii) by virtue of the provision of goods and services on open account for the benefit of ACR, as determined by Borrower in the ordinary course of business, not to exceed in the aggregate, $500,000 during any calendar year or as approved by the Lender in writing; provided, however, that amounts recorded on the books of Borrower pursuant to GAAP as investments in ACR, as a result of the application of the equity method of accounting for ACR, to the extent not as a result of the actual provision of goods, services or capital to ACR, will not be considered as investments therein for purposes of this Section 6.6.”
22. New Equity Account.
a. On or before October 21, 2008, the Borrower transferred all New Equity into the New Equity Account (the “Transferred Funds”).
b. The Transferred Funds shall cease to be New Equity.
c. Nine hundred thousand dollars ($900,000) of the Transferred Funds has been applied to the Indebtedness with a permanent reserve in the amount thereof to be applied to the Borrowing Base (the “NE Reserve”). For purposes of calculating the Unused Line Fee, the NE Reserve will be treated as an outstanding borrowing and added to Revolving Advances and the LC Amount. The remaining Transferred Funds has been applied to and in reduction of the Indebtedness, and may be utilized to fund working capital, capital expenses and/or acquisitions that are approved by Lender, with approval of such acquisitions not to be unreasonably withheld or delayed.
d. The Borrower shall be permitted to raise New Equity without the consent of Lender so long as and to the extent that (i) such New Equity does not provide for or require the current payment of a cash dividend/distribution or (ii) if such New Equity does so provide for or require the current payment of a cash dividend/distribution, the holder(s) of such New Equity, as a precondition to becoming a holder, executes a subordination agreement, acceptable to Lender in its sole reasonable discretion, pursuant to which the payment of any cash dividend/distribution otherwise required or permitted to be paid in connection with such New Equity (so long as no Default or Event of Default has occurred or would occur as a result of such payment) is subject to the prior written consent of Lender. New Equity that does not meet the requirement set forth above may only be raised by the Borrower upon the consent of Lender, as determined in Lender’s sole discretion.
23. Acknowledgement of Specified Matters Lender hereby waives performance under the Credit Agreement with respect to the Specified Matters.
24. Schedule 5.1 of the Credit Agreement shall be deleted and replaced with Schedule 5.1 attached hereto.
25. Schedule 5.2 of the Credit Agreement shall be deleted and replaced with Schedule 5.2 attached hereto.

26. Schedule 5.5 of the Credit Agreement shall be deleted and replaced with Schedule 5.5 attached hereto.
27. Schedule 5.7 of the Credit Agreement shall be deleted and replaced with Schedule 5.5 attached hereto.
28. Schedule 5.12 of the Credit Agreement shall be deleted and replaced with Schedule 5.12 attached hereto.
29. Schedule 6.3 of the Credit Agreement shall be deleted and replaced with Schedule 6.3 attached hereto.
30. Schedule 6.4 of the Credit Agreement shall be deleted and replaced with Schedule 6.4 attached hereto.
31. Formation of Pure Earth Energy Resources, Inc. The Borrower’s formation of PE Energy, as a wholly owned subsidiary, is approved and consented to. Pure Earth Energy Resources, Inc. shall become a Borrower.
32. New Borrowers. Bio Methods, LLC, Pure Earth Environmental, Inc., HFH Acquisition Corp., Casie Ecology Oil Salvage, Inc.(“Casie”), Rezultz, Incorporated (“Rezultz”), MidAtlantic Recycling Technologies, Inc. (“MART”), GEO Methods LLC, Pure Earth Energy Resources, Inc. and New Nycon, Inc., by execution and delivery of this Amendment, will become Borrowers under the Credit Agreement and each such new Borrower (other than Casie, MART and Rezultz; collectively the “Casie Group”) hereby pledges, assigns and grants to Lender a lien and security interest in the Collateral. The Casie Group hereby pledges, assigns and grants to Lender a lien and security interest only in the Revolver Collateral, as such term is defined in the Susquehanna Bank Financing Term Loan Agreement. If deemed eligible, the Accounts of the foregoing shall become part of the Borrowing Base.
33. Consummation of HFH Hawthorne Acquisition. Pure Earth Inc. may, upon the terms set forth in the Lender’s December 3, 2008 letter to the Borrower, consummate and/or cause its subsidiary, HFH Acquisition Corp. (“HFH Acquisition”) to consummate the transactions contemplated by that certain Membership Interest Purchase Agreement, dated January 14, 2008, among HFH Acquisition, Land Resource Solutions, LLC and HFH Hawthorne LLC, as amended by that certain letter dated November 26, 2008 among the parties thereto and provided to the Lender.
34. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
35. Amendment Fee. The Borrower shall pay the Lender a fully earned, non-refundable fee in the amount of $175,000 in consideration of the Lender’s execution and delivery of this Amendment with $125,000 having been paid and the remainder payable (1) $25,000 on date of this Amendment; and (2) the balance of $25,000, payable on the Termination Date.
36. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:
(a) A Certificate of the Secretary of the Pure Earth (i) certifying to the resolutions of the board of directors of Pure Earth approving the execution and delivery of this Amendment, copies of which will be attached to such certificate; (ii) certifying to and attaching true and correct copies of the articles of incorporation and or certificates of formation or other organizational documents of Pure Earth and each of the other borrowers; (iii) certifying to and attaching true and correct copies of the bylaws of Pure Earth and the bylaws or operating agreements, as the case may be, for each of the other Borrowers; (iv) certifying that the officers of Pure Earth and of each Borrower set forth on a schedule to such Certificate, have the due authority to sign and to act on behalf of Pure Earth and each such other Borrower in connection with the execution and delivery of this Amendment and all other documents, agreements and certificates on behalf of Pure Earth and each such Borrower.
(b) The Wholesale Lockbox and Collection Account Agreement executed by the Borrower.
37. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
(a) The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
(b) The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
38. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
39. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
40. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 35 of this Amendment.
41. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION	PURE EARTH, INC.

By:	/s/ Alan I. Cohen	By:	/s/ Brent Kopenhaver

	Alan I. Cohen		Brent Kopenhaver
	Its Vice President		Its Executive Vice President and Treasurer

GEO METHODS, LLC		PURE EARTH ENERGY RESOURCES, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver

	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

CASIE ECOLOGY OIL SALVAGE, INC.		NEW NYCON, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver

	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

REZULTZ, INCORPORATED		MIDATLANTIC RECYCLING TECHNOLOGIES, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver

	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

BIO METHODS, LLC.		PURE EARTH ENVIRONMENTAL, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver

	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

HFH ACQUISITION CORP.		JUDA CONSTRUCTION, LTD

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver

	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

PURE EARTH TRANSPORTATION AND DISPOSAL, INC.		PURE EARTH MATERIALS, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver

	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

PURE EARTH MATERIALS, (NJ) INC.		PEI DISPOSAL GROUP, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver

	Brent Kopenhaver Its Treasurer		Brent Kopenhaver Its Treasurer

ECHO LAKE BROWNFIELD, LLC.

By:	/s/ Brent Kopenhaver

Brent Kopenhaver
Its Treasurer